 Of Counsel:


PRICE OKAMOTO HIMENO & LUM


WARREN PRICE, III        1212
KENNETH T. OKAMOTO       2068
ROBERT A. MARKS          2163
728 Ocean View Center
707 Richards Street
Honolulu, HI  96813
Telephone:  808/538-1113

Attorneys for Plaintiffs

[Additional counsel appear on signature page.]


                     IN THE CIRCUIT COURT OF THE SECOND CIRCUIT


                                  STATE OF HAWAII


 ARCHIE D. SODEN, On Behalf of Himself      Civil No. 00-1-0145(1)
 and All Others Similarly Situated,         (CONSOLIDATED CASES)

                     Plaintiffs,            CLASS ACTION

                vs.                         STIPULATION OF SETTLEMENT

 CASTLE & COOKE, INC., et al.,

                     Defendants.

       This Stipulation of Settlement dated as of June 28, 2000 (the "Stipulation"), is made and entered into by and among the following Settling Parties (as defined further in Section IV hereof) to the Litigation: (i) the Representative Plaintiffs (on behalf of themselves and each of the Settlement Class Members), by and through their counsel of record in the Litigation; and
(ii) the Defendants, by and through their counsel of record in the Litigation. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined in Section IV, PARA 1.9), upon and subject to the terms and conditions hereof.

I.     THE LITIGATION

       The following eight different lawsuits (individually the "Action(s)" and collectively the "Litigation") were filed following the announcement of the proposal by Flexi-Van Leasing, Inc. ("Flexi-Van") and/or affiliates to purchase the outstanding shares that they do not currently own of Castle & Cooke, Inc. ("Castle & Cooke" or the "Company"):

       Each action was brought on behalf of a purported class of the Company's stockholders and was filed in the Circuit Court of the Second Circuit, State of Hawaii (the "Court") or in the Superior Court for the State of California, County of Los Angeles. The Actions filed in Hawaii have been consolidated under the lead case, ARCHIE D. SODEN V. CASTLE & COOKE, INC., ET AL., Civil No. 00-1-0145(1), and also include CRANDON CAPITAL PARTNERS V. CASTLE & COOKE, INC., ET AL., Civil No. 00-1-0146(2); and RUTH WHITE V. CASTLE & COOKE, INC., ET AL., Civil No. 00-1-0208(3) (collectively, the "Hawaii Actions"). The Actions filed in California have been consolidated under the lead case, FURTHERFIELD PARTNERS, L.P. V. DAVID H. MURDOCK, ET AL., Case No. BC227387, and also include CHARLES MILLER V. DAVID H. MURDOCK, ET AL., Case No. BC227390; GREAT NECK CAPITAL PARTNERS V. CASTLE & COOKE, INC., ET AL., Case No. BC227403; JOSHUA

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KAPLAN V. CASTLE & COOKE, INC., ET AL., Case No. BC227470; and JERRY KRIM V.
CASTLE & COOKE, INC., ET AL., Case No. BC227484 (collectively, the "California Actions").

II.    CLAIMS OF THE REPRESENTATIVE PLAINTIFFS AND BENEFITS OF SETTLEMENT

       The Representative Plaintiffs believe that the claims asserted in the Litigation have merit. However, counsel for the Representative Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Counsel for the Representative Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in a complex action such as this Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Representative Plaintiffs also are mindful of the inherent problems of proof under and possible defenses to the claims asserted in the Litigation. Counsel for the Representative Plaintiffs believe that the settlement set forth in the Stipulation confers substantial benefits upon the Settlement Class. Based on their evaluation, counsel for the Representative Plaintiffs have determined that the settlement set forth in the Stipulation is in the best interests of the Representative Plaintiffs and the Settlement Class.

III.   DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

       The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Representative Plaintiffs in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them as alleged in the Litigation. The Defendants also have denied and continue to deny, INTER ALIA, the allegations that the Representative Plaintiffs or the Settlement Class have suffered damage or that the Representative Plaintiffs or the Settlement Class were harmed by the conduct alleged in the Litigation.

       Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, in order to limit further expense, inconvenience and distraction to the Defendants and to the Defendants' business. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

IV.    TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

       NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Representative Plaintiffs (for themselves and the Settlement Class Members) and the Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

       1.     DEFINITIONS

       As used in the Stipulation the following terms have the meanings specified below:

              1.1 "Defendants" means any person or entity named as a defendant in the Litigation, including the Company, Flexi-Van, David H. Murdock, Wallace S. Miyahira, Patrick J. Birmingham, Lynne Scott Safrit, Lodwrick M. Cook, Edward J. Hogan, Edward M. Carson, Dell Trailor and William D. Dallas.
Mr. Trailor is deceased and neither he nor his estate had any part in any conduct referred to in the Actions, and it is acknowledged that he was named through inadvertence. Mr. Dallas, who was incorrectly sued as William D. Davis, and Mr.

Trailor are treated as Defendants solely for purposes of the Stipulation, and without prejudice to their right or that of their representatives to assert that no complaint has properly named them. The Stipulation is also not intended to waive any Defendant's right to contest personal jurisdiction with respect to any of the Actions, or with respect to any litigation that may be filed against them in the future.

              1.2 "Effective Date" means the first date by which all of the events and conditions specified in PARA 6.1 of the Stipulation have been met and have occurred.

              1.3 "Final" means: (i) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition for or a denial of a writ of certiorari or mandate to review the Judgment and, if certiorari is granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari or mandate to review the Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court's Judgment approving the Stipulation substantially in the form of Exhibit B attached hereto.

              1.4 "Judgment" means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

              1.5 "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

              1.6 "Representative Plaintiffs' Counsel" means all counsel who have appeared on behalf of the Representative Plaintiffs in the Litigation.


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

              1.7 "Plaintiffs' Settlement Counsel" means Milberg Weiss Bershad Hynes & Lerach LLP, William S. Lerach, Keith F. Park, 600 W. Broadway, Suite 1800, San Diego, California, 92101-5050, telephone: 619/231-1058; Milberg Weiss Bershad Hynes & Lerach LLP, Jeff S. Westerman, 355 South Grand Avenue, Suite 4170, Los Angeles, California, 90071, telephone: 213/617-9007; and Wechsler Harwood Halebian & Feffer LLP, Robert I. Harwood, 488 Madison Avenue, 8th Floor, New York, New York 10022, telephone: 212/935-7400.

              1.8 "Related Parties" means any Defendant's past or present directors, officers, employees, general or limited partners or partnerships, members, principals, underwriters, controlling shareholders, attorneys, accountants or auditors, insurers, financial advisors, banks or investment bankers, consultants or appraisers (and any consultants or appraisers retained by any of them), legal representatives, predecessors, successors, parents, subsidiaries, related or affiliated entities (and the directors and officers of such parents, subsidiaries or related or affiliated entities), divisions, joint ventures, assigns, spouses, heirs, executors, administrators, any entity in which any Defendant has a controlling interest, any member of any individual Defendant's immediate family, or any trust of which any Defendant is the settlor or which is for the benefit of any individual Defendant and/or any member(s) of any Defendant's family.

              1.9 "Released Claims" shall collectively mean all claims, whether known or unknown (including any Unknown Claims), that have been, or could be, asserted against the Defendants, or any Related Parties, whether under state or federal law, and whether arising directly, derivatively, individually, representatively or in any other capacity, related to or in connection with the Transactions. Notwithstanding any provision of the Stipulation, Released

Claims does not include and the Judgment shall not bar the statutory appraisal rights permitted under applicable Hawaii law or any claims to enforce the terms of the Stipulation.

              1.10 "Released Persons" means each and all of the Defendants and their Related Parties.

              1.11 "Representative Plaintiffs" means all named plaintiffs in the Litigation, including the named plaintiffs identified above and any plaintiff added after the filing of the original complaints in the Litigation.

              1.12 "Settlement Class" means Representative Plaintiffs and all other Persons who owned the Company's common stock on March 29, 2000 or thereafter (the "Class Period"), and their successors in interest and transferees, direct or indirect, immediate or remote (excluding the Defendants and any members of their family or persons or entities under their control and those Persons who timely and validly request exclusion from the Settlement Class), including all holders, purchasers and sellers of the Company's common stock from March 29, 2000 through and including the closing of the Merger.

              1.13 "Settlement Class Member" or "Member of the Settlement Class" means a Person who falls within the definition of the Settlement Class as set forth in PARA 1.12 of the Stipulation.

              1.14 "Settling Parties" means, collectively, each of the Defendants and the Representative Plaintiffs on behalf of themselves and the Members of the Settlement Class.

              1.15 The "Transactions" collectively means the subject matter of the Litigation, including any acts, omissions, facts, matters, transactions, occurrences, conduct, statements or representations relating to or arising out of the subject matter of the Litigation or any allegations or assertions in any papers filed in any of the Actions; the proposal by Flexi-Van and/or affiliates

(the "Buyer) to purchase the outstanding common stock that they do not currently own of the Company, including the proposal made by Flexi-Van to the Company's Board of Directors on March 29, 2000 and any subsequent amendments or modifications thereto (the "Proposal"); the negotiation and consideration of the Proposal, including such activities performed by the Company's Board of Directors and the Special Committee of non-management directors appointed thereby (the "Special Committee"); the Agreement and Plan of Merger by and among Flexi-Van, the Company and others (including any amendments thereto, the "Merger Agreement") pursuant to which the Buyer commenced on May 31, 2000 a tender offer (including any amendments thereto, the "Tender Offer") at a price of $18.50 per share in cash for any and all shares of the Company's stock that the Buyer, either directly or indirectly, did not already own, to be followed as soon as practicable by a second-step merger (including any amendments thereto, the "Merger") for the same consideration; the negotiation, consideration, execution, implementation and consummation of the Merger Agreement, Tender Offer, or Merger, or any other agreements or disclosures related thereto; and any other public statements, announcements or activities and/or the fiduciary or disclosure obligations of any of the Defendants or other Released Persons with respect to any of the foregoing, including any valuation of the Company or its assets.

              1.16 "Unknown Claims" means any Released Claims which any Representative Plaintiff or Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Representative Plaintiffs shall expressly and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

       A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Representative Plaintiffs and the Settlement Class Members, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. The Representative Plaintiffs and Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Representative Plaintiffs and each Settlement Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The parties acknowledge that the foregoing waiver was bargained for and is a key element of the settlement of which this release is a part.

       2.     THE SETTLEMENT

              2.1 The Hawaii and California Actions were filed following the announcement of an initial proposal by Flexi-Van, directly or indirectly, to purchase all shares of

Company common stock not already owned by Flexi-Van or its affiliates at a price of $17.00 per share.

              2.2 On May 4, 2000, counsel for certain of the Representative Plaintiffs along with their financial consultants, on behalf of the Settlement Class, met with the attorneys and financial advisor (Bear Stearns & Co. Inc.) of the Company's Special Committee, and made a presentation in support of their view that the initial Tender Offer price of $17.00 per share proposed by Flexi-Van was inadequate. Subsequent to this presentation, Flexi-Van and the Special Committee negotiated an increase to $18.50 in the price to be offered by the Buyer for the outstanding shares of the Company (including the Tender Offer and Merger, the "Offer").

              2.3 Following the commencement of the Tender Offer at $18.50 per share, negotiations between designated settlement counsel for certain of the Representative Plaintiffs and representatives of the Defendants resulted in an additional increase in the Offer price, to $19.25 per share.

              2.4 The increases in the Offer price, initially from $17.00 per share to $18.50 per share, and subsequently to $19.25 per share, constitute a substantial benefit to all Settlement Class Members. All Defendants, including Castle & Cooke and the Special Committee, acknowledge that counsel for the Representative Plaintiffs played an important contributory role and were a significant factor in the process which ultimately resulted in the agreement to increase the Offer from $17.00 to $18.50 per share and, then, to $19.25 per share, which is a cumulative benefit of approximately $28 million to the Settlement Class.

              2.5 Flexi-Van shall cause the Tender Offer price to be increased to $19.25 per share, and Flexi-Van and Castle & Cooke shall amend the Tender Offer and Merger Agreement, and any related documents, to require a Merger price of $19.25 per share. Representative

Plaintiffs and Representative Plaintiffs' Counsel acknowledge that Flexi-Van will also cause an increase in the percentage of shares which must be tendered to satisfy the "Minimum Condition" described in the Tender Offer documents to 75% of the shares not owned by Flexi-Van and its affiliates.

              2.6 Representative Plaintiffs' Counsel will be provided an opportunity to review and comment upon any part of further filings with the Securities and Exchange Commission that discusses the resolution of the Litigation. Notwithstanding the foregoing, the final decision regarding the timing, form and content of any such filings may be made by the filing person in its sole discretion.

              2.7 Defendants have agreed, subject to the terms of PARA 5 hereof, to pay the sum of $5.0 million to Representative Plaintiffs' Counsel's for their attorneys' fees, costs and expenses.

              2.8 The Settling Parties agree, for purposes of this settlement only, to the certification of the Settlement Class.

       3.     NOTICE ORDER AND SETTLEMENT HEARING

              3.1 As soon as reasonably practicable after execution of the Stipulation, the Settling Parties' counsel shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the "Notice Order"), substantially in the form of Exhibit A hereto, requesting, INTER ALIA, certification of the Settlement Class, preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing and publication of a settlement notice (the "Notice"), substantially in the form of Exhibits A-1 and A-2 hereto, which shall include the general terms of the settlement set forth in the Stipulation and the date of the Settlement Hearing as defined below.

              3.2 Representative Plaintiffs shall assume the responsibility of providing Notice to the Settlement Class in accordance with the Notice Order. The Company will cause a shareholder list, in computer readable form if reasonably available, to be provided to Plaintiffs' Settlement Counsel's designee who will provide notice. Prior to the Settlement Hearing, Plaintiffs' Settlement Counsel shall file with the Court an appropriate affidavit or declaration with respect to preparing and mailing of the Notice to the Settlement Class. Representative Plaintiffs and Defendants shall each bear one-half of the out-of-pocket costs incurred in connection with giving notice to the Settlement Class.

              3.3 The Settling Parties' counsel shall request that after Notice is given, the Court hold a hearing (the "Settlement Hearing") and approve the settlement of the Litigation as set forth herein.

              3.4 The Notice shall also specifically include provisions that class members who so desire may exercise the right to exclude themselves from the Settlement Class, but only if they comply with the requirements for so doing as set forth in the Notice, and shall provide that any objections to (i) the settlement proposed by the Stipulation and (ii) entry of the Judgment approving the settlement; and any papers submitted in support of said objections shall be considered by the Court at the Settlement Hearing only if, on or before the date specified in the Notice, Persons making objections shall file and serve written objections (which shall set forth each objection and the basis therefor) and copies of any papers in support of their position as set forth in the Notice. The Notice shall further provide that any Settlement Class Member who does not properly and timely request exclusion from the Settlement Class shall be bound by any and all judgments or settlements entered or approved by the Court, whether favorable or unfavorable to the Settlement Class.

              3.5 The Notice shall also state that pending final determination of whether the settlement contained in the Stipulation should be approved, neither the Representative Plaintiffs, nor any Settlement Class Member, either directly, derivatively, individually, representatively, or in any other capacity shall commence or prosecute any action or proceeding in any court or tribunal asserting any of the Released Claims against the Released Persons.

       4.     RELEASES

              4.1 Upon the Effective Date, as defined in PARA 1.2 hereof, each of the Representative Plaintiffs shall have, and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons.

              4.2 Upon the Effective Date, as defined in PARA 1.2 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Representative Plaintiffs, Settlement Class Members and any of their present or former officers, directors, employees, agents, attorneys, accountants, financial advisors, commercial bank lenders, investment bankers, any consultant or appraiser retained by any of them, insurers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors and assigns, from all claims, including Unknown Claims, based upon or arising out of the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims. This release shall include any such claims that any of the Released Persons does not know or suspect to exist in his, her or its favor at the time of giving the release. With respect to such release, the Settling Parties stipulate and agree that, upon the Effective Date, the Released Persons shall be deemed to have, and by operation of the Judgment shall have, waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code and the rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. The form of this release is intended to be the same as the release described in PARA 1.16 above. However, this release shall not affect any claims to enforce the terms of the Stipulation or of any orders or agreements for the protection of confidential information obtained or produced in the course of the Litigation.

       5.     PLAINTIFFS' COUNSEL'S ATTORNEYS' FEES AND EXPENSES

              5.1 Subject to final approval by the Court of the terms of the Stipulation and entry of the Judgment, and subject to the other terms and conditions set forth in the Stipulation, Defendants agree to pay the sum of $5,000,000 to Representative Plaintiffs' Counsel for their attorneys' fees, costs and expenses (the "Fees and Expenses").

              5.2 Subject to and within twenty (20) calendar days of the Court's entering the Judgment, or a judgment substantially in the form of Exhibit B attached hereto, Defendants shall pay the amount of the Fees and Expenses into an escrow fund (the "Escrow Fund") to be administered according to the terms of the Stipulation by Milberg Weiss Bershad Hynes & Lerach LLP ("Escrow Holder"). No disbursements shall be made from the Escrow Fund except upon the following terms and conditions: (a) In the event that and within ten
(10) calendar days after the Effective Date occurs, the full amount in the Escrow Fund, including any accrued interest, shall be paid to Plaintiffs' Settlement Counsel, which shall thereafter allocate such payment among Representative Plaintiffs' Counsel in a manner which they believe fairly reflects each such counsel's contribution to the prosecution and resolution of the Litigation. (b) In the event that and within ten (10) calendar days after the Stipulation is canceled, terminated or withdrawn pursuant to PARAS 6.2 and 6.3, the full amount in the Escrow Fund, including any accrued interest, shall be paid to the Defendants. The Escrow Holder shall provide the Defendants' counsel's designated representative notice within 24 hours of any withdrawal that is made from the Escrow Fund prior to the Effective Date. The Escrow Fund shall be maintained by the Escrow Holder in a separate bank account solely for the purpose of implementing the terms of the settlement. Prior to any disbursements pursuant to subparagraphs (a) and (b) above, the amount in the Escrow Fund may be invested in short-term treasury securities or bank certificates of deposit, and the Escrow Holder shall provide regular monthly account statements to the designated representative of Defendants' counsel.

              5.3 Except as provided in PARA 3.2 and 5.1 of the Stipulation, Defendants shall bear no fees, expenses, costs or damages incurred by any of the Representative Plaintiffs, Settlement Class Members, Representative Plaintiffs' Counsel or Plaintiffs' Settlement Counsel, or by any attorney, expert, advisor, agent or representative of any of the foregoing.

       6. CONDITIONS OF SETTLEMENT, EFFECT OF DISAPPROVAL, CANCELLATION OR TERMINATION

              6.1 The Effective Date of the Settlement shall be conditioned on the occurrence of all of the following events:

              (a) The Court has entered the Notice Order, as required by PARA 3 hereof;

              (b)    The Notice has been given pursuant to the Notice Order;

              (c) The Court has entered the Judgment, or a judgment substantially in the form of Exhibit B attached hereto;

              (d) The amount of the Fees and Expenses have been paid into escrow in accordance with PARA 5 hereof;

              (e) The Judgment has become Final, as defined in PARA 1.3 hereof;

              (f)    All of the California Actions are dismissed with prejudice;
and

              (g) Defendants have not exercised their right to withdraw from the settlement pursuant to PARA 6.3 hereof.

              6.2 If (a) any of the terms of the Stipulation, including any later amendment, is disapproved by the Court; (b) the Court fails to enter the Judgment or such Judgment is reversed, vacated or substantially modified upon appeal; or (c) any of the other conditions specified in PARA
6.1 are not met, then the Stipulation shall be canceled and terminated subject to PARA 6.5 and any class certification herein shall become void and have no further force and effect, unless Plaintiffs' Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

              6.3 Defendants have the option to withdraw from the settlement set forth in the Stipulation if the Tender Offer or Merger is not consummated after being amended as provided in PARA 2.5 of the Stipulation. Simultaneously herewith, Representative Plaintiffs' Counsel and the Defendants' counsel are executing a "Supplemental Agreement" setting forth certain additional conditions under which this Stipulation may be withdrawn by the Defendants if Settlement Class Members owning in excess of a specified percentage of the Company's common stock exclude themselves from the Settlement Class. In the event of any withdrawal from the Stipulation pursuant to this paragraph, including any withdrawal pursuant to the Supplemental Agreement, the Stipulation shall be canceled and terminated subject to PARA 6.5 and any class certification herein shall become void and have no further force and effect.

              6.4 Plaintiffs' Settlement Counsel, either directly or through the claims administrator retained by Plaintiffs' Settlement Counsel to effectuate notice to the Settlement Class and process Requests for

Exclusion, shall, immediately upon the receipt of any Request for Exclusion and at least seven calendar days prior to the Settlement Hearing, send by facsimile a copy of the Request for Exclusion to Defendants' counsel. Plaintiffs' Settlement Counsel may attempt to cause retraction of any Requests for Exclusion by members of the Class. If Defendants have exercised the option to withdraw from the settlement and if Plaintiffs' Settlement Counsel succeed in causing the retraction of sufficient Requests for Exclusion in accordance with PARA 6.3(a) above, then Defendants' notice of withdrawal from the settlement pursuant to PARA 6.3(a) automatically shall be deemed a nullity. To retract a prior Request for Exclusion, a Class member must provide to Plaintiffs' Settlement Counsel, at least five court days prior to the Settlement Hearing, or any adjournment thereof, a written notice stating his, her or its desire to retract his, her or its Request for Exclusion from the Class.

              6.5 In the event that the Stipulation is canceled, terminated or withdrawn pursuant to PARAS 6.2 or 6.3, the Settling Parties shall be restored to their respective positions in the Litigation as of June 19, 2000.
In such event, the terms and provisions of the Stipulation shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, NUNC PRO TUNC.

       7.     MISCELLANEOUS PROVISIONS

              7.1 The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

              7.2 The parties intend this settlement to be a final and complete resolution of all disputes between them with respect to the Litigation. The settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Settling Parties agree that the settlement was negotiated in good faith and reflects a settlement that was reached voluntarily after consultation with competent legal counsel. The Judgment shall contain a finding that at all times during the course of the Litigation all parties and their counsel complied with Rule 11 of the Hawaii Rules of Civil Procedure.

              7.3 Neither the Stipulation nor the settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or lack thereof of any Released Claim, or of any wrongdoing or liability of the Defendants; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal, other than in such proceedings as may be necessary to consummate or enforce this Stipulation or the settlement provided herein, or the Judgment, except that Defendants may file the Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of RES JUDICATA, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

              7.4 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

              7.5 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

              7.6 The Stipulation and the Exhibits attached hereto constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own fees, expenses and costs. All protective orders entered in the Litigation, and any agreements relating to the confidentiality of documents and information to which the Settling Parties, their counsel, or any consultants or appraisers retained by any of them are parties, remain in effect by their terms, notwithstanding this Settlement Agreement or the dismissal of the Actions.

              7.7 Plaintiffs' Counsel, on behalf of the Settlement Class, are expressly authorized by the Representative Plaintiffs to take all appropriate actions required or permitted to be taken by the Settlement Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to the Stipulation on behalf of the Settlement Class which they deem appropriate.

              7.8 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

              7.9 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

              7.10 The Stipulation shall be binding upon, and inure to the benefit of, the Settling Parties and their representatives, agents, executors, heirs, successors and assigns.

              7.11 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for purposes of implementing and enforcing the settlement embodied in the Stipulation. It is understood, however, that Flexi-Van and Messrs. Carson, Cook, and Dallas submit to the Court's jurisdiction solely for purpose of implementing and enforcing such settlement, and fully reserve the right to contest this Court's jurisdiction over them with respect to any other proceedings.

              7.12 Except as it might prejudice the right of Flexi-Van and Messrs. Carson, Cook and Dallas to contest personal jurisdiction in the Hawaii Actions, the Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of Hawaii, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of Hawaii without giving effect to that State's choice of law principles.

              7.13 It is expressly acknowledged that the Tender Offer and Merger may be consummated prior to the Court approving the Stipulation or to the Judgment becoming Final.

              7.14 Representative Plaintiffs' Counsel agree to dismiss the California Actions with prejudice, and will apply to the California court to obtain such dismissal within ten (10) calendar days after the Judgment described in PARA 1.3 above becomes Final.

       IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated as of June 28, 2000.


DATED:    June 28, 2000              WILLIAM S. LERACH
                                     JEFFREY WESTERMAN
                                     KEITH F. PARK
                                     DARREN J. ROBBINS
                                     RANDALL J. BARON
                                     RANDALL H. STEINMEYER
                                     STEPHEN P. POLAPINK
                                     MILBERG WEISS BERSHAD HYNES & LERACH LLP


                                     By:     /s/ William S. Lerach
                                        ----------------------------------
                                                 William S. Lerach

                                     600 West Broadway, Suite 1800
                                     San Diego, California 92101
                                     Telephone:  (619) 231-1058

DATED:    June 28, 2000              JEFF S. WESTERMAN
                                     MILBERG WEISS BERSHAD HYNES & LERACH LLP


                                     By:     /s/ Jeff S. Westerman
                                        ----------------------------------
                                                 Jeff S. Westerman

                                     355 South Grand Avenue
                                     Suite 4170
                                     Los Angeles, CA  90071
                                     Telephone:  213/617-9007

                                     Designated Representative of the
                                     Representative Plaintiffs' Counsel in the
                                     Hawaii Actions

DATED:    June 28, 2000              LIONEL Z. GLANCY
                                     MICHAEL GOLDBERG
                                     LAW OFFICES OF LIONEL Z. GLANCY


                                     By:     /s/ Lionel Z. Glancy
                                        ----------------------------------
                                                 Lionel Z. Glancy

                                     1801 Avenue of the Stars, Suite 311
                                     Los Angeles, California 90067
                                     Telephone:  (310) 201-9150

                                     Attorneys for Plaintiff Charles Miller,
                                     and Liaison Counsel and Member of the
                                     Executive Committee for Plaintiffs Charles
                                     Miller, Furtherfield Partners, L.P., Great
                                     Neck Capital Partners, Joshua Kaplan and
                                     Jerry Krim

DATED:    June 28, 2000              WARREN PRICE, III
                                     KENNETH T. OKAMOTO
                                     ROBERT A. MARKS
                                     PRICE OKAMOTO HIMENO & LUM


                                     By:     /s/ Robert A. Marks
                                        ----------------------------------
                                                 Robert A. Marks

                                     707 Richards Street, Suite 728
                                     Honolulu, Hawaii 96813
                                     Telephone:  (808) 538-1113

                                     Attorneys for Plaintiffs Archie D. Soden and David Jaroslawicz

DATED:    June 28, 2000              MARK S. DAVIS
                                     THOMAS R. GRANDE
                                     DAVIS LEVIN LIVINGSTON & GRANDE


                                     By:     /s/ Thomas R. Grande
                                        ----------------------------------
                                                 Thomas R. Grande

                                     10 Marin Street
                                     Honolulu, Hawaii 96817-5112
                                     Telephone:  (808) 524-7500

                                     Attorneys for Plaintiff Crandon Capital
                                     Partners

DATED:    June 28, 2000              WILLIAM C. McCORRISTON
                                     McCORRISTON MIHO MILLER MUKAI


                                     By:     /s/ William C. McCorriston
                                        ----------------------------------
                                                 William C. McCorriston

                                     500 Ala Moana Boulevard, 4th Floor
                                     P.O. Box 2800
                                     Honolulu, Hawaii 96803-2800
                                     Telephone:  (808) 529-7300

                                     Attorneys for Plaintiff Ruth White

DATED:    June 28, 2000              CHRISTOPHER G. CALDWELL
                                     LISA GORDON
                                     CALDWELL, LESLIE, NEWCOME & PETTIT


                                     By:     /s/ Christopher G. Caldwell
                                        ----------------------------------
                                                 Christopher G. Caldwell

                                     1000 Wilshire Boulevard, Suite 600
                                     Los Angeles, California 90017-5624
                                     Telephone:  (213) 629-9022

                                     Attorneys for Plaintiff Furtherfield
                                     Partners, L.P. and Member of the Executive
                                     Committee for Plaintiffs Charles Miller,
                                     Furtherfield Partners, L.P/, Great Neck
                                     Capital Partners, Joshua Kaplan and Jerry
                                     Krim

DATED:    June 28, 2000              BRIAN J. ROBBINS
                                     CAULEY & GELLER, LLP


                                     By:     /s/ Brian J. Robbins
                                        ----------------------------------
                                                 Brian J. Robbins

                                     225 Broadway, Suite 1900
                                     San Diego, California 92101-5028
                                     Telephone:  (619) 702-7350

                                     Attorneys for Plaintiff Great Neck Capital
                                     Partners

DATED:    June 28, 2000              FRANCIS M. GREGOREK
                                     FRANCIS A. BOTTINI, JR.
                                     WOLF HALDENSTEIN ADLER
                                     FREEMAN & HERZ LLP


                                     By:     /s/ Francis M. Gregorek
                                        ----------------------------------
                                                 Francis M. Gregorek

                                     750 B Street, Suite 2770
                                     San Diego, California 92101
                                     Telephone:  (619) 239-4599

                                     Attorneys for Plaintiff Joshua Kaplan and
                                     Member of the Executive Committee for
                                     Plaintiffs Charles Miller, Furtherfield
                                     Partners, L.P., Great Neck Capital
                                     Partners, Joshua Kaplan and Jerry Krim


DATED:    June 28, 2000              MICHAEL D. BRAUN
                                     TIMOTHY J. BURKE
                                     STULL, STULL & BRODY


                                     By:     /s/ Michael D. Braun
                                        ----------------------------------
                                                 Michael D. Braun

                                     10940 Wilshire Boulevard, Suite 2300
                                     Los Angeles, California 90024
                                     Telephone:  (310) 209-2468

                                     Attorneys for Plaintiff Jerry Krim

DATED:    June 28, 2000              SETH ARONSON
                                     MARC F. FEINSTEIN
                                     O'MELVENY & MYERS LLP


                                     By:     /s/ Marc F. Feinstein
                                        ----------------------------------
                                                 Marc F. Feinstein

                                     400 South Hope Street, 15th Floor
                                     Los Angeles, California 90071-2899
                                     Telephone:  (213) 430-6000

DATED:    June 28, 2000              JOHN R. LACY
                                     BRUCE L. LAMON
                                     GOODSILL ANDERSON QUINN & STIFEL


                                     By:     /s/ Bruce L. Lamon
                                        ----------------------------------
                                                 Bruce L. Lamon

                                     1099 Alakea Street
                                     Suite 1800, Alii Place
                                     Honolulu, Hawaii 96813
                                     Telephone:  (808) 457-5600

                                     Attorneys for Castle & Cooke, Inc.,
                                     Patrick J. Birmingham and Wallace S.
                                     Miyahira

DATED:    June 28, 2000              DEAN J. KITCHENS
                                     GIBSON, DUNN & CRUTCHER LLP


                                     By:     /s/ Dean J. Kitchens
                                        ----------------------------------
                                                 Dean J. Kitchens

                                     333 South Grand Avenue
                                     Los Angeles, California 90071-3197
                                     Telephone:  (213) 229-7000

DATED:    June 28, 2000              JAMES KAWASHIMA
                                     JOHN T. KOMEIJI
                                     WATANABE, ING & KAWASHIMA


                                     By:     /s/ John Komeiji
                                        ----------------------------------
                                                 John Komeiji

                                     999 Bishop Street, 23rd Floor
                                     Honolulu, Hawaii 96813
                                     Telephone:  (808) 544-8300

                                     Attorneys for Edward M. Carson,
                                     Lodwrick M. Cook, Edward J. Hogan
                                     and William D. Dallas


DATED:    June 28, 2000              DONALD A. DAUCHER
                                     BELINDA K. OREM
                                     PAUL HASTINGS JANOFSKY & WALKER LLP


                                     By:     /s/ Donald A. Daucher
                                        ----------------------------------
                                                 Donald A. Daucher

                                     555 S. Flower Street, 23rd Floor
                                     Los Angeles, California 90071
                                     Telephone:  (213) 683-6000

DATED:    June 28, 2000              RICHARD R. CLIFTON
                                     THEODORE D.C. YOUNG
                                     CADES SCHUTTE FLEMING & WRIGHT


                                     By:     /s/ Richard R. Clifton
                                        ----------------------------------
                                                 Richard R. Clifton

                                     1000 Bishop Street
                                     Honolulu, Hawaii 96813-4216
                                     Telephone (808) 521-9200

                                     Attorneys for David H. Murdock, Lynne
                                     Scott Safrit, Flexi-Van Leasing, Inc.

                     IN THE CIRCUIT COURT OF THE SECOND CIRCUIT


                                  STATE OF HAWAII


 ARCHIE D. SODEN, On Behalf of Himself      Civil No. 00-1-0145(1)
 and All Others Similarly Situated,         (CONSOLIDATED CASES)

                     Plaintiffs,            CLASS ACTION

                vs.                         ORDER PRELIMINARILY
                                            APPROVING SETTLEMENT AND PROVIDING
 CASTLE & COOKE, INC., et al.,              FOR NOTICE


                     Defendants.










                                      EXHIBIT A

       WHEREAS, a consolidated class action is pending before the Court entitled SODEN V. CASTLE & COOKE, INC., ET AL., Civil No. 00-1-0145(1);

       WHEREAS, the parties having made application for an order approving the settlement of this Litigation, in accordance with a Stipulation of Settlement dated as of June 28, 2000 (the "Stipulation"), which, together with the Exhibits annexed thereto, sets forth the terms and conditions for a proposed settlement of the Litigation and for dismissal of the Litigation with prejudice upon the terms and conditions set forth therein; and the Court having read and considered the Stipulation and the Exhibits annexed thereto; and

       WHEREAS, all defined terms contained herein shall have the same meanings as set forth in the Stipulation.

       NOW THEREFORE, IT IS HEREBY ORDERED:

       1. The Court preliminarily certifies, for purposes of effectuating this settlement only, a Settlement Class of Representative Plaintiffs and all other Persons who owned the Company's common stock on March 29, 2000 or thereafter (the "Class Period"), and their successors in interest and transferees, direct or indirect, immediate or remote (excluding the Defendants and any members of their family or persons or entities under their control and those Persons who timely and validly request exclusion from the Settlement Class), including all holders, purchasers and sellers of the Company's common stock from March 29, 2000 through and including the closing of the Merger.

       2. The Court does hereby preliminarily approve the Stipulation and the settlement set forth therein, subject to further consideration at the Settlement Hearing described below.

       3. A hearing (the "Settlement Hearing") shall be held before this Court on September 7, 2000, at 8:30 a.m., before the Honorable Artemio C. Baxa, 2145 Main Street,

Wailuku, Maui, Hawaii 96793, to determine whether the proposed settlement of the Litigation on the terms and conditions provided for in the Stipulation is fair, just, reasonable and adequate to the Settlement Class and should be approved by the Court; and whether a Judgment as provided in PARA 1.4 of the Stipulation should be entered herein. The Court may adjourn the Settlement Hearing without further notice to Members of the Settlement Class.

       4. The Court approves, as to form and content, the Notice of Settlement of Class Action (the "Notice"), and Summary Notice for Publication ("Summary Notice") annexed as Exhibits A-1 and A-2 hereto and finds that the mailing and distribution of the Notice and publishing of the Summary Notice substantially in the manner and form set forth in this paragraph meet the requirements of Hawaii law and due process, and is the best notice practicable under the circumstances and shall constitute due and sufficient notice to all Persons entitled thereto.

              (a) Not later than July 17, 2000 (the "Notice Date"), Representative Plaintiffs' Counsel shall cause a copy of the Notice substantially in the form annexed as Exhibit A-1 to be mailed by first class mail to all class members who can be identified with reasonable effort as being members of the class;

              (b) Not later than July 27, 2000, Representative Plaintiffs' Counsel shall cause the Summary Notice to be published once in INVESTOR'S BUSINESS DAILY; and

              (c) At least seven days prior to the Settlement Hearing, Representative Plaintiffs' Counsel shall serve on Defendants' counsel and file with the Court proof, by affidavit or declaration, of such mailing and publishing.

       5. Nominees who held the common stock of Castle & Cooke, Inc. during the Class Period for the beneficial ownership of another shall mail the Notice to all such beneficial owners of such stock within 10 days after receipt thereof, or send a list of the names and addresses of such beneficial owners to the Claims Administrator identified in the Notice within 10 days of receipt thereof, in which event the Claims Administrator shall promptly mail the Notice to such beneficial owners.

       6. Any potential member of the Settlement Class may request to be excluded from the Settlement Class. Such Request for Exclusion must be postmarked on or before August 17, 2000, and otherwise comply with the requirements set forth in the Notice. Plaintiffs' Counsel will serve all Requests for Exclusion on Defendants' counsel immediately upon receipt of such requests and at least seven calendar days prior to the Settlement Hearing.

       7. Any Member of the Settlement Class may enter an appearance in the Litigation, at their own expense, individually or through counsel of their own choice. If they do not enter an appearance, they will be represented by Representative Plaintiffs' Counsel.

       8. Unless and until the settlement is canceled and terminated pursuant to PARAS 6.2 or 6.3 of the Stipulation, neither the Representative Plaintiffs nor any Settlement Class Member, either directly, derivatively, individually, representatively, or in any other capacity, shall commence or prosecute against any of the Released Persons any action or proceeding in any court or tribunal asserting any of the Released Claims.

       9. Any Member of the Settlement Class may appear and show cause, if he, she or it has any reason why the proposed settlement of the Litigation should or should not be approved as fair, just, reasonable and adequate, or why the Judgment should or should not be entered thereon provided, however, that no Settlement Class Member shall be heard or entitled to contest the approval of the terms and conditions of the proposed settlement, or, if approved, the Judgment to be entered thereon approving the same unless that person has delivered by hand or sent by first class mail written objections and copies of any papers and briefs, such that they are received on or before August 17, 2000, by Milberg Weiss Bershad Hynes & Lerach LLP, William S. Lerach, Keith F. Park, 600 West Broadway, Suite 1800, San Diego, California 92101-5050; Milberg Weiss Bershad Hynes & Lerach LLP, Jeff S. Westerman, 355 South Grand Avenue, Suite 4170, Los Angeles, California, 90071; O'Melveny & Myers LLP, Seth Aronson, Marc F. Feinstein, 400 South Hope Street, Suite 1500, Los Angeles, California 90071-2899; Goodsill Anderson Quinn & Stifel, John R. Lacy, Bruce L. Lamon, Suite 1800, Alii Place, 1099 Alakea Street, Honolulu, Hawaii, 96813; Gibson, Dunn & Crutcher LLP,
Dean J. Kitchens, 333 South Grand Avenue, Los Angeles, California 90071-3197; Watanabe, Ing & Kawashima, James Kawashima, John T. Komeiji, First Hawaiian Center, 999 Bishop Street, 23rd Floor, Honolulu, Hawaii 96813; Paul Hastings Janofsky & Walker LLP, Donald A. Daucher, Belinda K. Orem, 555 South Flower Street, 23rd Floor, Los Angeles, California 90071; Cades Schutte Fleming & Wright, Richard R. Clifton, Theodore D.C. Young, 1000 Bishop Street, Honolulu, Hawaii, 96813-4216, and filed said objections, papers and briefs with the Clerk of the Court, 2145 Main Street, Wailuku, Maui, Hawaii 96793, on or before
August 21, 2000. Any Member of the Settlement Class who does not make his, her or its objection in the manner provided shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness or adequacy of the proposed settlement as incorporated in the Stipulation unless otherwise ordered by the Court.

       10. All papers including memoranda or briefs in support of the settlement or attorneys' fees, costs or expenses shall be filed and served September 1, 2000.

       11. Neither the Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by Defendants of the truth of any of the allegations in the Litigation, or of any liability, fault, or wrongdoing of any kind.

       12. The Court reserves the right to adjourn the date of the Settlement Hearing without further notice to the Members of the Settlement Class, and retains jurisdiction to consider all further applications arising out of or connected with the proposed settlement. The Court may approve the settlement, with such modifications as may be agreed to by the Settling Parties, if appropriate, without further notice to the Settlement Class.

DATED:  Wailuku, Maui, Hawaii July 5, 2000

                                          /s/ ARTEMIO C. BAXA (SEAL)
                                          ----------------------------------
                                          HONORABLE ARTEMIO C. BAXA
                                          JUDGE OF THE ABOVE-ENTITLED COURT

 Of Counsel:


PRICE OKAMOTO HIMENO & LUM
WARREN PRICE, III        1212
KENNETH T. OKAMOTO       2068
ROBERT A, MARKS          2163
728 Ocean View Center
707 Richards Street
Honolulu, HI  96813
Telephone:  808/538-1113

Attorneys for Plaintiffs


                     IN THE CIRCUIT COURT OF THE SECOND CIRCUIT


                                  STATE OF HAWAII


 ARCHIE D. SODEN, On Behalf of Himself      Civil No, 00-1-0145(1)
 and All Others Similarly Situated,         (CONSOLIDATED CASES)

                     Plaintiffs,            CLASS ACTION

                vs.                         NOTICE OF SETTLEMENT OF CLASS
                                            ACTION
 CASTLE & COOKE, INC., et al.,


                    Defendants.







                                     EXHIBIT A-1

TO: ALL PERSONS WHO HELD CASTLE & COOKE, INC. ("CASTLE & COOKE") COMMON STOCK ON MARCH 29, 2000 OR THEREAFTER

       PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THIS LITIGATION.

       This Notice has been sent pursuant to an Order of the Circuit Court of the Second Circuit, State of Hawaii, granting preliminary approval of the Stipulation of Settlement (the "Stipulation"), dated as of _______, by and among the Settling Parties (defined below). The purpose of this Notice is to inform you of the proposed settlement of this class action litigation and of the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the settlement. This Notice describes the rights you may have in connection with the settlement and what steps you may take in relation to the settlement and this class action litigation.

       This Notice is not an expression of any opinion by the Court about the merits of any of the claims or defenses asserted by any party in this action or the fairness or adequacy of the proposed settlement.

I.     THE LITIGATION

       The following eight different lawsuits (individually the "Action(s)" and collectively the "Litigation") were filed following the March 29, 2000 announcement of the proposal by Flexi-Van Leasing, Inc. ("Flexi-Van") and/or affiliates to purchase the outstanding shares that they did not currently own of Castle & Cooke, Inc. ("Castle & Cooke" or the "Company"):

       Each action was brought on behalf of a purported class of the Company's stockholders and was filed in the Circuit Court of the Second Circuit, State of Hawaii, (the "Court") or in the Superior Court for the State of California, County of Los Angeles. The Actions filed in Hawaii have been consolidated under the lead case, ARCHIE D. SODEN V. CASTLE & COOKE, INC., ET AL., Civil No. 00-1-0145(1), and also include CRANDON CAPITAL PARTNERS V. CASTLE & COOKE, INC., ET AL.,


                                        A-1-2

Civil No. 00-1-0246(2); and RUTH WHITE V. CASTLE & COOKE, INC., ET AL., Civil No. 00-1-0208(3) (collectively, the "Hawaii Actions"). The Actions filed in California have been consolidated under the lead case, FURTHERFIELD PARTNERS, L.P. V. DAVID H. MURDOCK, ET AL., Case No. BC227387, and also include CHARLES MILLER V. DAVID H. MURDOCK, ET AL., Case No. BC227390; GREAT NECK CAPITAL PARTNERS V. CASTLE & COOKE, INC., ET AL., Case No. BC227403; JOSHUA KAPLAN V. CASTLE & COOKE, INC., ET AL., Case No. BC227470; and JERRY KRIM V. CASTLE & COOKE, INC., ET AL., Case No. BC227484 (collectively, the "California Actions").

II.    CLAIMS OF THE REPRESENTATIVE PLAINTIFFS AND BENEFITS OF SETTLEMENT

       The Representative Plaintiffs believe that the claims asserted in the Litigation have merit. However, counsel for the Representative Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Counsel for the Representative Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in a complex action such as this Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Representative Plaintiffs also are mindful of the inherent problems of proof under and possible defenses to the claims asserted in the Litigation. Counsel for the Representative Plaintiffs believe that the settlement set forth in the Stipulation confers substantial benefits upon the Settlement Class. Based on their evaluation, counsel for the Representative Plaintiffs have determined that the settlement set forth in the Stipulation is in the best interests of the Representative Plaintiffs and the Settlement Class.

III.   DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

       The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Representative Plaintiffs in the Litigation. The Defendants expressly


                                        A-1-3
have denied and continue to deny all charges of wrongdoing or liability against them as alleged in the Litigation. The Defendants also have denied and continue to deny, INTER ALIA, the allegations that the Representative Plaintiffs or the Settlement Class have suffered damage or that the Representative Plaintiffs or the Settlement Class were harmed by the conduct alleged in the Litigation.

       Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in the Stipulation, in order to limit further expense, inconvenience and distraction to the Defendants and to the Defendants' business. The Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in the Stipulation.

IV.    NOTICE OF HEARING ON PROPOSED SETTLEMENT

       A Settlement Hearing will be held on ___________, 2000, at ________.m., before the Honorable Artemio C. Baxa, 2145 Main Street, Wailuku, Maui, Hawaii 96793 (the "Settlement Hearing"). The purpose of the Settlement Hearing will be to determine: (a) whether the settlement set forth in the Stipulation should be approved as fair, just, reasonable and adequate; and (b) whether the Hawaii Actions should be dismissed with prejudice. The Court may adjourn or continue the Settlement Hearing by oral announcement at such hearing or at any adjournment without further notice of any kind.



                                        A-1-4

V.     DEFINITIONS USED IN THIS NOTICE

       1. "Defendants" means any person or entity named as a defendant in the Litigation, including the Company, Flexi-Van, David H. Murdock, Wallace S. Miyahira, Patrick J. Birmingham, Lynne Scott Safrit, Lodwrick M. Cook, Edward J. Hogan, Edward M. Carson, Dell Trailor and William D. Dallas. Mr. Trailor is deceased and neither he nor his estate had any part in any conduct referred to in the Actions, and it is acknowledged that he was named through inadvertence. Mr. Dallas, who was incorrectly sued as William D. Davis, and Mr. Trailor are treated as Defendants solely for purposes of the settlement, and without prejudice to their right or that of their representatives to assert that no complaint has properly named them. The settlement is also not intended to waive any Defendant's right to contest personal jurisdiction with respect to any of the Actions, or with respect to any litigation that may be filed against them in the future.

       2. "Person" means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

       3. "Representative Plaintiffs' Counsel" means all counsel who have appeared on behalf of the Representative Plaintiffs in the Litigation.

       4.     "Plaintiffs' Settlement Counsel" means Milberg Weiss Bershad
Hynes & Lerach LLP, William S. Lerach, Keith F. Park, 600 W. Broadway, Suite 1800, San Diego, California, 92101-5050, telephone: 619/231-1058; Milberg Weiss Bershad Hynes & Lerach LLP, Jeff S. Westerman, 355 South Grand Avenue, Suite 4170, Los Angeles, California, 90071, telephone:


                                        A-1-5

213/617-9007; and Wechsler Harwood Halebian & Feffer LLP, Robert I. Harwood, 488 Madison Avenue, 8th Floor, New York, New York 10022, telephone: 212/935-7400.

       5. "Related Parties" means any Defendant's past or present directors, officers, employees, general or limited partners or partnerships, members, principals, underwriters, controlling shareholders, attorneys, accountants or auditors, insurers, financial advisors, banks or investment bankers, consultants or appraisers (and any consultants or appraisers retained by any of them), legal representatives, predecessors, successors, parents, subsidiaries, related or affiliated entities (and the directors and officers of such parents, subsidiaries or related or affiliated entities), divisions, joint ventures, assigns, spouses, heirs, executors, administrators, any entity in which any Defendant has a controlling interest, any member of any individual Defendant's immediate family, or any trust of which any Defendant is the settlor or which is for the benefit of any individual Defendant and/or any member(s) of any Defendant's family.

       6. "Released Claims" shall collectively mean all claims, whether known or unknown (including any Unknown Claims), that have been, or could be, asserted against the Defendants, or any Related Parties, whether under state or federal law, and whether arising directly, derivatively, individually, representatively or in any other capacity, related to or in connection with the Transactions. Released Claims does not include and the Judgment shall not bar the statutory appraisal rights permitted under applicable Hawaii law or any claims to enforce the terms of the Stipulation.

       7. "Released Persons" means each and all of the Defendants and their Related Parties.


                                        A-1-6

       8. "Representative Plaintiffs" means all named plaintiffs in the Litigation, including the named plaintiffs identified above and any plaintiff added after the filing of the original complaints in the Litigation.

       9. "Settlement Class" means Representative Plaintiffs and all other Persons who owned the Company's common stock on March 29, 2000 or thereafter (the "Class Period"), and their successors in interest and transferees, direct or indirect, immediate or remote (excluding the Defendants and any members of their family or persons or entities under their control and those Persons who timely and validly request exclusion from the Settlement Class), including all holders, purchasers and sellers of the Company's common stock from March 29, 2000 through and including the closing of the Merger.

       10. "Settlement Class Member" or "Member of the Settlement Class" means a Person who falls within the definition of the Settlement Class as set forth above.

       11. "Settling Parties" means, collectively, each of the Defendants and the Representative Plaintiffs on behalf of themselves and the Members of the Settlement Class.

       12. The "Transactions" collectively means the subject matter of the Litigation, including any acts, omissions, facts, matters, transactions, occurrences, conduct, statements or representations relating to or arising out of the subject matter of the Litigation or any allegations or assertions in any papers filed in any of the Actions; the proposal by Flexi-Van and/or affiliates (the "Buyer) to purchase the outstanding common stock that they do not currently own of the Company, including the proposal made by Flexi-Van to the Company's Board of Directors on March 29, 2000 and any subsequent amendments or modifications thereto (the "Proposal"); the negotiation and consideration of the Proposal, including such activities performed by the Company's Board of Directors and the Special Committee of non-management directors


                                        A-1-7
appointed thereby (the "Special Committee"); the Agreement and Plan of Merger by and among Flexi-Van, the Company and others (including any amendments thereto, the "Merger Agreement") pursuant to which the Buyer commenced on May 31, 2000 a tender offer (including any amendments thereto, the "Tender Offer") at a price of $18.50 per share in cash for any and all shares of the Company's stock that the Buyer, either directly or indirectly, did not already own, to be followed as soon as practicable by a second-step merger (including any amendments thereto, the "Merger") for the same consideration; the negotiation, consideration, execution, implementation and consummation of the Merger Agreement, Tender Offer, or Merger, or any other agreements or disclosures related thereto; and any other public statements, announcements or activities and/or the fiduciary or disclosure obligations of any of the Defendants or other Released Persons with respect to any of the foregoing, including any valuation of the Company or its assets.

       13. "Unknown Claims" means any Released Claims which any Representative Plaintiff or Settlement Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its decision not to object to this settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Representative Plaintiffs shall expressly and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

       A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


                                        A-1-8

The Representative Plaintiffs and the Settlement Class Members, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. The Representative Plaintiffs and Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Representative Plaintiffs and each Settlement Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The parties acknowledge that the foregoing waiver was bargained for and is a key element of the settlement of which this release is a part.

VI.    THE SETTLEMENT

       The Hawaii and California Actions were filed following the announcement of an initial proposal by Flexi-Van, directly or indirectly, to purchase all shares of Company common stock not already owned by Flexi-Van or its affiliates at a price of $17.00 per share.

       On May 4, 2000, counsel for certain of the Representative Plaintiffs along with their financial consultants, on behalf of the Settlement Class, met with the attorneys and financial advisor (Bear Stearns & Co. Inc.) of the Company's Special Committee, and made a presentation


                                        A-1-9
in support of their view that the initial Tender Offer price of $17.00 per share proposed by Flexi-Van was inadequate. Subsequent to this presentation, Flexi-Van and the Special Committee negotiated an increase to $18.50 in the price to be offered by the Buyer for the outstanding shares of the Company (including the Tender Offer and Merger, the "Offer").

       Following the commencement of the Tender Offer at $18.50 per share, negotiations between lead counsel for certain of the Representative Plaintiffs and representatives of the Defendants resulted in an additional increase in the Offer price, to $19.25 per share.

       The increases in the Offer price, initially from $17.00 per share to $18.50 per share, and subsequently to $19.25 per share, constitute a substantial benefit to all Settlement Class Members. All Defendants, including Castle & Cooke and the Special Committee, acknowledge that counsel for the Representative Plaintiffs played an important contributory role and were a significant factor in the process which ultimately resulted in the agreement to increase the Offer from $17.00 to $18.50 per share and, then, to $19.25 per share.

       Flexi-Van shall cause the Tender Offer price to be increased to $19.25 per share, and Flexi-Van and Castle & Cooke shall amend the Merger Agreement to require a Merger price of $19.25 per share.

VII.   EXCLUSION FROM SETTLEMENT CLASS

       You may request to be excluded from the Settlement Class by mailing a written request to:

       CASTLE & COOKE SHAREHOLDER LITIGATION
       c/o Gilardi & Co. LLC
       P.0. Box 8040
       San Rafael, CA  94912-8040

The exclusion request must state:  (1) your name, address and telephone number;
(2) the number of shares of Castle & Cooke common stock you owned on March 29, 2000 and, for each


                                        A-1-10
purchase or sale of Castle & Cook common stock that you made at any time thereafter, the date and number of shares involved and whether the transaction was a purchase or sale; and (3) that you wish to be excluded from the Settlement Class. TO BE VALID, YOUR REQUEST FOR EXCLUSION MUST INCLUDE ALL THE FOREGOING INFORMATION AND MUST BE POSTMARKED ON OR BEFORE ____________, 2000.

VIII.  DISMISSAL AND RELEASES

       If the proposed settlement is approved, the Court will enter a Final Judgment and Order of Dismissal with Prejudice (the "Judgment"). The Judgment will dismiss the Released Claims with prejudice as to all Released Persons and the Settlement Class Members will be barred from asserting any of the Released Claims in the future, unless the settlement is canceled or terminated pursuant to the terms of the Stipulation. Within ten calendar days after the Judgment becomes Final, application will be made for the California Actions to be dismissed with prejudice.

IX.    ATTORNEYS' FEES AND EXPENSES

       If the Settlement is approved and subject to the terms and conditions stated in the Stipulation, Defendants have agreed to pay the sum of $5,000,000 to the Representative Plaintiffs' Counsel for all their fees, costs and expenses. Settlement Class Members are not personally liable for any attorneys' fees, costs or expenses.

       The Representative Plaintiffs' Counsel have not received any payment for their services in conducting this Litigation on behalf of the Representative Plaintiffs and the Members of the Settlement Class, nor have the Representative Plaintiffs' Counsel been reimbursed for their out-of-pocket expenses. The fee and expense award will compensate counsel for their role in achieving an increase of $2.25 per share in the Offer, or approximately $28 million to the Settlement Class in the aggregate.


                                        A-1-11

X.     CONDITIONS FOR SETTLEMENT

       The settlement is conditioned upon the occurrence of certain events. Those events include, among other things: (1) entry of the Judgment by the Court, as provided for in the Stipulation; and (2) expiration of the time to appeal from the Judgment. If, for any reason, any one of the conditions described in the Stipulation is not met, the Stipulation might be terminated and, if terminated, will become null and void, and the parties to the Stipulation will be restored to their respective positions prior to the execution of the Stipulation.

XI.    THE RIGHT TO BE HEARD AT THE HEARING

       Any Settlement Class Member may, but is not required to, enter an appearance in the litigation and be represented by counsel of his, her or its choice and expense. Any Settlement Class Member who does not enter an appearance will be represented by Representative Plaintiffs' Counsel. Any Settlement Class Member who objects to any aspect of the settlement, may appear and be heard at the Settlement Hearing. Any such Person must submit a written notice of objection, mailed or hand delivered such that it is received on or before__________, by each of the following:

                     CLERK OF THE COURT
                     2145 Main Street
                     Wailuku, Maui, Hawaii 96793

                     MILERG WEISS BERSHAD HYNES & LERACH LLP
                     WILLIAM S. LERACH
                     KEITH F. PARK
                     600 West Broadway, Suite 1800
                     San Diego, CA  92101

                     Attorneys for Plaintiffs


                                        A-1-12

                     O'MELVENY & MYERS LLP
                     SETH ARONSON
                     MARC F. FEINSTEIN
                     400 South Hope Street
                     Suite 1500
                     Los Angeles, CA  90071-2899

                     GOODSILL ANDERSON QUINN & STIFEL
                     JOHN R. LACY
                     BRUCE L. LAMON
                     Suite 1800, Alii Place
                     1099 Alakea Street
                     Honolulu, HI  96813

                     Attorneys for Defendants Castle & Cooke, Inc., Patrick J. Birmingham and Wallace S. Miyahira

                     GIBSON, DUNN & CRUTCHER LLP
                     DEAN J. KITCHENS
                     333 South Grand Avenue
                     Los Angeles, CA  90071-3197

                     WATANABE, ING & KAWASHIMA
                     JAMES KAWASHIMA
                     JOHN T. KOMEIJI
                     First Hawaiian Center
                     999 Bishop Street, 23rd Floor
                     Honolulu, Hawaii 96813

                     Attorneys for Defendants Edward M. Carson,
                     Lodwrick M. Cook, Edward J. Hogan and
                     William D. Dallas

                     PAUL HASTINGS JANOFSKY & WALKER LLP
                     DONALD A. DAUCHER
                     BELINDA K. OREM

                     555 South Flower Street, 23rd Floor
                     Los Angeles, California 90071


                                        A-1-13

                     CADES SCHUTTE FLEMING & WRIGHT
                     RICHARD R. CLIFTON
                     THEODORE D.C. YOUNG
                     1000 Bishop Street
                     Honolulu, HI  96813-4216

                     Attorneys for Defendants David H. Murdock,
                     Lynne Scott Safrit, Flexi-Van Leasing, Inc.

The notice of objection must demonstrate the objecting Person's membership in the Settlement Class, and contain a statement of the reasons for objection.
Only Members of the Settlement Class who have submitted written notices of objection in this manner will be entitled to be heard at the Settlement Hearing, unless the Court orders otherwise.

XII.   NOTICE TO PERSONS OR ENTITIES HOLDING RECORD OWNERSHIP ON BEHALF OF
       OTHERS

       Nominees who held the common stock of Castle & Cooke, Inc. during the Class Period for the beneficial ownership of another shall mail the Notice to all such beneficial owners of such stock within 10 days after receipt thereof, or send a list of the names and addresses of such beneficial owners to the Claims Administrator identified below within 10 days of receipt thereof, in which event the Claims Administrator shall promptly mail the Notice to such beneficial owners. Additional copies of this Notice for transmittal to beneficial owners are available on request directed to CASTLE & COOKE SHAREHOLDER LITIGATION, c/o Gilardi & Co. LLC, P.O. Box 8040, San Rafael, California 94912-8040.

XIII.  EXAMINATION OF PAPERS

       This Notice is a summary and does not describe all of the details of the Stipulation. For full details of the matters discussed in this Notice, you may desire to review the stipulation filed with the Court, which may be inspected during business hours, at the office of the Clerk of the Court, 2145 Main Street, Wailuku, Maui, Hawaii 96793.


                                        A-1-14

       For further information regarding this settlement you may contact: Rick Nelson, Milberg Weiss Bershad Hynes & Lerach LLP, 600 West Broadway, Suite 1800, San Diego, California 92101, Telephone: 619/231-1058.

       DO NOT TELEPHONE THE COURT REGARDING THIS NOTICE.



DATED:  Wailuku, Maui, Hawaii __________  BY ORDER OF THE CIRCUIT COURT OF THE
                                          SECOND CIRCUIT, STATE OF HAWAII












                                        A-1-15

Of Counsel:

PRICE OKAMOTO HIMENO & LUM
WARRENT PRICE, III          1212
KENNETH T. OKAMOTO          2068
ROBERT A. MARKS             2163
728 Ocean View Center
707 Richards Street
Honolulu, HI  96813
Telephone:  808/538-1113

Attorneys for Plaintiffs

                     IN THE CIRCUIT COURT OF THE SECOND CIRCUIT

                                  STATE OF HAWAII


 ARCHIE D. SODEN, On Behalf of              Civil No. 00-1-0145(1)
 Himself and All Others Similarly           (CONSOLIDATED CASES)
 Situated,

                     Plaintiffs,            CLASS ACTION

                vs.                         SUMMARY NOTICE FOR PUBLICATION

 CASTLE & COOKE, INC., et al.,

                     Defendants.














                                     EXHIBIT A-2

TO: ALL PERSONS WHO OWNED CASTLE & COOKE, INC. ("CASTLE & COOKE") COMMON STOCK ON MARCH 29, 2000 OR THEREAFTER

       YOU ARE HEREBY NOTIFIED, pursuant to an Order of the Circuit Court of the Second Circuit, State of Hawaii, that a hearing will be held at 2145 Main Street, Wailuku, Maui, Hawaii 96793, on ___________, at ___:___ ___.m., before the Honorable Artemio C. Baxa, for the purpose of determining: (1) whether the proposed settlement of the claims in this class action litigation (the "Litigation") should be approved by the Court as fair, just, reasonable and adequate; and (2) whether, thereafter, this Litigation should be dismissed with prejudice as set forth in the Stipulation of Settlement dated as of June __, 2000.

       If you owned the common stock of Castle & Cooke at any time on or after March 29, 2000, your rights are affected by the settlement of this Litigation. If you have not received a detailed Notice of Settlement of Class Action, you may obtain copies by writing to CASTLE & COOKE SHAREHOLDER LITIGATION, c/o Gilardi & Co. LLC, P.O. Box 8040, San Rafael, CA 94912-8040.

       Any objection to the settlement must be mailed or delivered such that, it is received by each of the following no later than __________, 2000:

                     CLERK OF THE COURT
                     2145 Main Street
                     Wailuku, Maui, Hawaii 96793

                     MILBERG WEISS BERSHAD HYNES & LERACH LLP
                     WILLIAM S. LERACH
                     KEITH F. PARK
                     600 West Broadway, Suite 1800
                     San Diego, CA  92101

                     Attorneys for Plaintiffs


                                        A-2-2

                     O'MELVENY & MYERS LLP
                     SETH ARONSON
                     MARC F. FEINSTEIN
                     400 South Hope Street
                     Suite 1500
                     Los Angeles, CA  90071-2899

                     GOODSILL ANDERSON QUINN & STIFEL
                     JOHN R. LACY
                     BRUCE L. LAMON
                     Suite 1840, Alii Place
                     1099 Alakea Street
                     Honolulu, HI  96813

                     Attorneys for Defendants Castle & Cooke, Inc., Patrick Birmingham and Wallace S. Miyahira

                     GIBSON, DUNN & CRUTCHER LLP
                     DEAN J. KITCHENS
                     333 South Grand Avenue
                     Los Angeles, CA  90071-3197

                     WATANABE, ING & KAWASHIMA
                     JAMES KAWASHIMA
                     JOHN T. KOMEIJI
                     First Hawaiian Center
                     999 Bishop Street, 23rd Floor
                     Honolulu, Hawaii 96813

                     Attorneys for Defendants Edward M. Carson,
                     Lodwrick M. Cook, Edward J. Hogan and
                     William D. Dallas

                     PAUL HASTINGS JANOFSKY & WALKER LLP
                     DONALD A. DAUCHER
                     BELINDA K. OREM

                     555 South Flower Street, 23rd Floor
                     Los Angeles, California 90071


                                        A-2-3

                     CADES SCHUTTE FLEMING & WRIGHT
                     RICHARD R. CLIFTON
                     THEODORE D.C. YOUNG
                     1000 Bishop Street
                     Honolulu, HI  96813-4216

                     Attorneys for Defendants David H. Murdock,
                     Lynne Scott Safrit, Flexi-Van Leasing, Inc.

                  PLEASE DO NOT CONTACT THIS COURT OR THE CLERK'S
                           OFFICE REGARDING THIS NOTICE.


DATED:  Wailuku, Maui, Hawaii __________  BY ORDER OF THE CIRCUIT COURT OF THE
                                          SECOND CIRCUIT, STATE OF HAWAII











                                        A-2-4

                     IN THE CIRCUIT COURT OF THE SECOND CIRCUIT

                                  STATE OF HAWAII


 ARCHIE D. SODEN, On Behalf of              Civil No. 00-1-0145(1)
 Himself and All Others Similarly           (CONSOLIDATED CASES)
 Situated,

                     Plaintiffs,            CLASS ACTION

                vs. [PROPOSED] FINAL JUDGMENT AND ORDER OF DISMISSAL WITH PREJUDICE
 CASTLE & COOKE, INC., et al.,

                     Defendants.














                                      EXHIBIT B

       This matter came before the Court for hearing pursuant to the Order of this Court, dated ____________, 2000, on the application of the Settling Parties for approval of the settlement set forth in the Stipulation of Settlement dated as of June __, 2000 (the "Stipulation"). Due and adequate notice having been given to the Settlement Class as required in said Order, and the Court having considered all papers filed and proceedings had herein and otherwise being fully informed in the premises and good cause appearing therefore, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

       1. This Judgment incorporates by reference the definitions in the Stipulation, and all terms used herein shall have the same meanings set forth in the Stipulation.

       2. This Court has jurisdiction over the subject matter of the Hawaii Actions and over all Members of the Settlement Class.

       3. The Court hereby certifies, for purposes of effectuating this settlement only, a Settlement Class of Representative Plaintiffs and all other Persons who owned the Company's common stock on March 29, 2000 or thereafter (the "Class Period"), and their successors in interest and transferees, direct or indirect, immediate or remote (excluding the Defendants and any members of their family or persons or entities under their control and those Persons who timely and validly requested exclusion from the Settlement Class), including all holders, purchasers and sellers of the Company's common stock from March 29, 2000 through and including the closing of the Merger.

       4. With respect to the Settlement Class, this Court finds and concludes that: (a) the members of the class are so numerous that joinder of all class members in the litigation is impracticable; (b) there are questions of law and fact common to the class which predominate over any individual questions; (c) the claims of the Representative Plaintiffs are typical of the claims of the class; (d) the Representative Plaintiffs and their counsel have fairly and adequately represented and protected the interests of all of the class members; and (e) a class action is superior to other methods for the fair and efficient adjudication of the matter.

       5. This Court hereby approves the settlement set forth in the Stipulation and finds that said settlement is, in all respects, fair, just, reasonable and adequate to the Members of the Settlement Class.

       6. Except as to the individual claims of those persons who have validly and timely requested exclusion from the Settlement Class (identified on Exhibit 1 hereto), this Court hereby dismisses the Hawaii Actions against the Defendants with prejudice and without fees, expenses and costs (except as otherwise provided in the Stipulation).

       7. The Court finds that the Stipulation and settlement are fair, just, reasonable and adequate as to each of the Settling Parties, and that the Stipulation and settlement are hereby finally approved in all respects, and the Settling Parties are hereby directed to perform its terms, including without limitation causing the dismissal of the California Actions with prejudice in compliance with Section 6.1(f) of the Stipulation.

       8. Upon the Effective Date hereof, each of the Representative Plaintiffs shall have, and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against the Released Persons.

       9. All Settlement Class Members are hereby forever barred and enjoined from prosecuting the Released Claims against the Released Persons.

       10. Upon the Effective Date hereof, each of the Released Persons shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Representative Plaintiffs, Settlement Class Members, and counsel to the Representative Plaintiffs, and any other persons described in PARA 4.2 of the Stipulation, from all claims, including Unknown Claims, based upon or arising out of the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims, and any other claims described in PARA 4.2 of the Stipulation.

       11. The Notice of Settlement of Class Action given to the Settlement Class was the best notice practicable under the circumstances, including the individual notice to all Members of the Settlement Class who could be identified through reasonable effort, said notice provided the best notice practicable under the circumstances of those proceedings and of the matters set forth therein, including the proposed settlement set forth in the Stipulation, to all Persons entitled to such notice, and said notice fully satisfied the requirements of Hawaii law and the requirements of due process.

       12. Neither the Stipulation nor the settlement contained therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or lack thereof of any Released Claim, or of any wrongdoing or liability of the Defendants; or (b) is or may deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal, other than in such proceedings as may be necessary to consummate or enforce the Stipulation or the settlement provided therein, or this Judgment, except that Defendants may file the Stipulation and/or this Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of RES JUDICATA, collateral estoppel, release, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.

       13. In the course of these proceedings, all parties and their counsel complied with Rule 11 of the Hawaii Rules of Civil Procedure.

       14. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing jurisdiction over (a) implementation of this settlement; and (b) all parties hereto for the purpose of construing, enforcing and administering the Stipulation, except that the Court's jurisdiction over Flexi-Van and Messrs. Carson, Cook, and Dallas shall be limited solely to implementing and enforcing such settlement and does not include any other proceedings.

       15. In the event that the settlement does not become effective in accordance with the terms of the Stipulation, then this Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation and shall be vacated and, in such event, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Stipulation.

       IT IS SO ORDERED.

DATED:  Wailuku, Maui, Hawaii __________________




                                          ------------------------------------
                                          HONORABLE ARTEMIO C. BAXA
                                          JUDGE OF THE ABOVE-ENTITLED COURT